Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX Reports Second Quarter 2011 Results

Conference Call Today at 8:30am EDT

Recent Highlights:

•	Completed equity and debt financing totaling $40 million

•	Qutenza® (capsaicin) 8% patch launch in U.S. building momentum in large U.S. institutions; 432 institutions purchased as of 2Q11, up 34% from 1Q11

•	Sales of Qutenza to end user customers increased 23% over 1Q11

•	2Q11 revenue totaled $2.5 million including $0.5 million U.S. Qutenza product revenue

•	EU launch by Astellas advancing, with Qutenza available in 20 countries as of June 30, 2011

•	NGX-1998 Phase 2 clinical trial enrollment and dosing completed in postherpetic neuralgia (PHN) patients

•	U.S. patent received covering NGX-1998

San Mateo, Calif., (August 9, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its second quarter ended June 30, 2011.

Anthony DiTonno, President and CEO, commented, “Our sales force focus on institutions and the largest private pain practices is gaining traction. During the quarter, we saw solid improvement in the number of institutions ordering Qutenza and these institutions continue to lead the way in terms of repeat orders and order size. We are encouraged by this progress and despite the lengthy sales cycle with many of the large institutions we believe that our strategy combined with patient awareness initiatives that were begun in July 2011, will enable continued revenue growth.”

Qutenza Launch Metrics

NeurogesX is executing the U.S. launch strategy for Qutenza by establishing a network of centers of excellence and driving patients to these sites to be treated with Qutenza. The Company reiterated some of the key Qutenza launch metrics as follows:

•	432 institutions purchased Qutenza through second quarter 2011, an increase of 34% from 322 in first quarter 2011

•	Repeat institutional customers grew 37% to 216 for the second quarter 2011, up from 158 in first quarter 2011

•	Private practice customers increased 37% to 303 for second quarter 2011, up from 221 in the first quarter 2011

•	Qutenza is on formulary or available without restriction in 167 institutions at June 30, 2011, up from 137 at prior quarter end, a 22% increase

Clinical Pipeline Update

With respect to its Phase 2 adaptive-design clinical trial of NGX-1998 in PHN patients, NeurogesX completed Stage 1 in the first quarter of 2011. Stage 1 results suggested that a five-minute treatment of NGX-1998 is tolerable for patients and based on this result, the second stage of the study was conducted without the use of a topical anesthetic pretreatment regimen. In the second quarter of 2011, the Company fully enrolled and completed dosing for Stage 2 using no pretreatment regimen and a five-minute application. Stage 2 of the study is intended to provide data that will be utilized to help guide dose selection and the further development of NGX-1998. In May 2011, NGX-1998 was granted patent protection under a patent titled “Methods and Compositions for Administration of TRPV1 Agonists.” The allowed claims include method of use, formulation and system claims. The patent is set to expire in 2027, which includes patent term adjustment.

Second Quarter 2011 Results

Total revenue for the second quarter ended June 30, 2011 was $2.5 million, which consisted of $2.0 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement, and $0.5 million of Qutenza product sales.

During the three months ended June 30, 2011, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $0.8 million, which is up from $0.6 million in the quarter ended March 31, 2011. Under the Company’s revenue policy, the Company recognized revenue during the three months ended June 30, 2011 totaling $0.5 million. Due to the limited history of product returns and cash collections, NeurogesX recognizes revenue at the later of the time the product is shipped by the Company’s customers to healthcare professionals and the date of cash collection. As of

June 30, 2011, the Company had $0.8 million of deferred revenue. Deferred revenue is reported net of associated cost of goods sold on the Company’s balance sheet. Of the deferred revenue total, $0.7 million was sold through to end users (i.e., physicians, clinics and hospitals) and the deferral has resulted from cash payments not yet being due under the payment terms, while $0.1 million represents deferral of sales into the Company’s distribution channel, recognition of which will be based ultimately upon sales of those units to end users.

Cost of goods sold for the second quarter 2011 totaled $0.1 million. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing, shipping activities, and royalty obligations due to intellectual property licensors.

Research and development expenses for the second quarter 2011 were $4.2 million, compared to $2.5 million in the year ago period. The year-over-year change reflected spending associated with the Phase 2 study and continued development of NGX-1998 and costs to prepare an sNDA for the possible label expansion of Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN).

Selling, General and Administrative (SG&A) expenses for the second quarter 2011 were $10.4 million, up from $8.5 million in the second quarter 2010. This increase was primarily due to ongoing commercialization efforts for Qutenza, which became available in the United States in April 2010 and higher employee, legal and travel expenses.

Net loss for the second quarter 2011 was $14.6 million, or $0.81 per share, compared to a net loss of approximately $10.2 million, or $0.58 per share, for the second quarter 2010.

Cash, cash equivalents and short-term investments were $22.1 million at June 30, 2011, compared to $34.7 million at March 31, 2011. During July, the Company completed a private placement of common stock which generated $20.2 million in gross proceeds to support its operating plan. The Company also completed a debt financing in August 2011 providing $15.0 million under a term loan and up to $5.0 million under an accounts receivable line of credit.

Stephen Ghiglieri, EVP, COO and CFO, commented, “Consistent with our previously stated objectives, we have completed two financing transactions that have provided us access to $40 million in additional capital. We believe we now have the capital necessary to further exploit Qutenza’s market potential, complete our regulatory process with our sNDA submission for Qutenza in HIV-PN and advance our development program for NGX-1998. These three initiatives should support our efforts to establish commercial partnerships in other world geographies as well as provide potential development and commercial partnering opportunities in the United States.”

Conference Call Details

The Company will hold its quarterly conference call today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss second quarter 2011 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning August 10, 2011 at 7:30 p.m. EDT (4:30 p.m. PDT) and ending on August 17, 2011 by dialing 1-877-870-5176 (USA) or 1-858-384-5517 (International) with Conference ID Number: 375925. A replay of the webcast will also be available on the corporate website through August 28, 2011.

About Qutenza®

Qutenza® (capsaicin) 8% patch, a localized dermal delivery system containing a prescription strength capsaicin, is approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

Clinical studies have shown that a single one-hour Qutenza application can provide three months relief from pain associated with postherpetic neuralgia (PHN), the nerve pain that can occur after shingles.

In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (greater than or equal to 5% of Qutenza patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules.

Qutenza is also approved in the E.U. and is marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) also known as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient enrollment and dosing has been completed in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the sufficiency of cash resources to exploit Qutenza’s market potential, complete the sNDA submission to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) and advance the development of NGX-1998; NeurogesX’ ability to fund its operations, based on existing cash as well as the proceeds from the debt financing and the July 2011 private placement equity financing, through 2012; expectations regarding continued revenue growth; the potential pursuit of partnering activities for NGX-1998; expectations regarding the submission of the supplemental new drug application for label expansion of Qutenza; and the potential benefits of Qutenza and NGX-1998. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in the submission of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN); market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998; and risks and uncertainties associated with NeurogesX’ ability to meet conditions under the debt financing agreement which could trigger a repayment obligation or prevent access to additional funds under such facility. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net product revenue	$486	$33	$1,062	$33
Collaboration revenue	1,997	2,051	4,592	3,837

Total Revenues	2,483	2,084	5,654	3,870

Operating expenses:
Cost of goods sold	147	45	255	45
Research and development	4,243	2,522	8,200	4,645
Selling, general and administrative	10,350	8,494	20,632	17,301

Total operating expenses	14,740	11,061	29,087	21,991

Loss from operations	(12,257)	(8,977)	(23,433)	(18,121)
Interest income	20	22	46	29
Interest expense	(2,300)	(1,289)	(4,500)	(1,289)
Other income (expense), net	(30)	11	(42)	(16)

Net loss	$(14,567)	$(10,233)	$(27,929)	$(19,397)

Basic and diluted net loss per share	$(0.81)	$(0.58)	$(1.56)	$(1.09)

Shares used to compute basic and diluted net loss per share	17,903,178	17,748,720	17,886,853	17,737,499

NeurogesX, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	June 30, 2011	December 31, 2010
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$4,855	$8,705
Short-term investments	17,198	38,125
Trade receivable	917	607
Receivable from collaboration partner	80	65
Inventories	900	786
Prepaid expenses and other current assets	1,006	1,082
Restricted cash	40	290

Total current assets	24,996	49,660

Property and equipment, net	716	809
Restricted cash	370	120
Other assets	245	261

Total Assets	$26,327	$50,850

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,714	$1,544
Accrued compensation	1,567	1,867
Accrued research and development	870	582
Other accrued expenses	3,966	3,011
Deferred product revenue, net	831	577
Deferred collaboration revenue	7,261	7,242
Long term obligations - current portion	3,718	2,222

Total current liabilities	19,927	17,045

Non-current liabilities
Deferred collaboration revenue	28,748	32,359
Deferred rent	17	115
Long term obligations	45,258	42,622

Total non-current liabilities	74,023	75,096

Commitments and contingencies

Stockholders’ deficit:

Common Stock	18	18
Additional paid-in capital	216,807	215,220
Accumulated other comprehensive loss	8	(2)
Accumulated deficit	(284,456)	(256,527)

Total stockholders’ deficit	(67,623)	(41,291)

Total liabilities and stockholders’ deficit	$26,327	$50,850

(Note 1) The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date.